UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2009

RURAL/METRO CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-22056	86-0746929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9221 East Via de Ventura

Scottsdale, Arizona

85258

Registrant’s telephone number, including area code: (480) 606-3886

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

1. Credit Agreement

A subsidiary of Rural/Metro Corporation (the “Company”), Rural/Metro Operating Company LLC (“Rural/Metro LLC”), entered into a credit agreement (the “Credit Agreement”), dated as of December 9, 2009, among Rural/Metro LLC, as borrower, the lenders referred to therein, Royal Bank of Canada, as administrative agent, General Electric Capital Corporation, as syndication agent, and RBC Capital Markets, as sole lead arranger and sole lead bookrunner. A copy of the Credit Agreement is filed herewith as Exhibit 10.1 and incorporated by reference herein. The Credit Agreement provides for a $180 million five-year term loan maturing in 2014 and a $40 million four-year revolving credit facility maturing in 2013.

Indebtedness under the Credit Agreement is guaranteed by the Company and each of Rural/Metro LLC’s current and future direct and indirect domestic subsidiaries (the “Guarantors”) and is secured by a lien on substantially all Rural/Metro LLC’s and the Guarantors’ current and future property, including all of the Company’s equity interests in Rural/Metro LLC and the equity interests in each of the Company’s wholly owned subsidiaries.

The term loan facility and each advance under the revolving credit facility will bear interest at either (i) a variable rate based on the higher of (a) 2.00% or (b) LIBOR plus an additional 5.00% (in the case of both term loans and revolving loans) or (ii) a variable base rate based on the higher of (a) 3.00%, (b) Royal Bank of Canada’s base rate in effect for such date, (c) LIBOR plus 1.00% or (d) the federal funds rate plus 0.50% plus an additional 4.00% (in the case of both term loans and revolving loans). The term loan facility will amortize quarterly at a rate of 1.00% of the term commitment during the first year, 5.00% of the term commitment during the second, third and fourth years and 10.00% of the term commitment in the fifth year, with the balance due on the maturity date.

The Credit Agreement allows Rural/Metro LLC to prepay loans at its option at any time without premium or penalty except breakage costs. The Credit Agreement requires that 50% of Excess Cash Flow (used herein as defined in the Credit Agreement) must be used to prepay the loans under the Credit Agreement (provided that, if the Total Leverage Ratio (used herein as defined in the Credit Agreement) is less than 3.25:1.00, only 25% of Excess Cash Flow would be so applied, and such amount shall be reduced to 0% if the Total Leverage Ratio is less than 2.25:1.00). Under the Credit Agreement, Rural/Metro LLC is allowed to use 100% of Excess Cash Flow not otherwise applied and 100% of the net proceeds of any Equity Issuance (used herein as defined in the Credit Agreement) to pay down junior debt obligations provided that the Total Leverage Ratio is less than 4.25:1.00 and certain other limitations noted therein have been met.

Rural/Metro LLC will be required to pay a fee equal to 0.75% per annum of the undrawn commitments under the revolving facility. The revolving credit facility provides that up to $25 million of letters of credit may be issued at the request of Rural/Metro LLC and its subsidiaries bearing interest at 5.00%.

The Credit Agreement requires Company and its subsidiaries to meet certain financial tests, including an interest expense coverage ratio, a total leverage ratio and a senior secured leverage ratio. The Credit Agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances, capital expenditures, business activities limitations and other matters customarily restricted in such agreements.

The Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, the occurrence of a change in control and judgment defaults.

On December 9, 2009, Rural/Metro LLC borrowed $180 million under the term loan facility. Such initial borrowings and approximately $18.3 million of the Company’s cash were used to fund the payment of consideration and certain costs relating to the cash tender offer and consent solicitation of Rural/Metro LLC and Rural/Metro (Delaware) Inc. (“Rural/Metro (Delaware)”) with respect to their outstanding 9.875% Senior Subordinated Notes due 2015 (the “Notes”) and to repay amounts outstanding under its previous credit facility (the credit agreement dated as of March 5, 2005 (as amended, the “Previous Credit Agreement”).

2. Letter of Credit Agreement

The Company entered into a two-year letter of credit agreement (the “Letter of Credit Agreement”), dated as of December 9, 2009, with the lenders referred to therein, JPMorgan Chase, National Association, as administrative agent, J.P. Morgan Securities Inc., as sole bookrunner and sole lead arranger. A copy of the Letter of Credit Agreement is filed herewith as Exhibit 10.2 and incorporated by reference herein. The Company has the ability to request additional one-year extensions of existing letters of credit up to one day before the maturity date, which effectively provides the ability to keep letters of credit in place for three years. The Letter of Credit Agreement provides for an initial commitment of $17.6 million of letters of credit and contains an accordion feature which would allow for up to $30.0 million of letters of credit provided certain conditions are met. The Letter of Credit Agreement requires that the Company provide cash collateral in an amount equal to the commitments plus an additional 1.25% for fees, .125% as a cash reserve and such additional fees as described therein.

On December 9, 2009, the Company and its subsidiaries requested and JPMorgan Chase, National Association, issued approximately $17.5 million of letters of credit. Such letters of credit were used to support certain obligations of the Company and its subsidiaries that were previously provided for by letters of credit issued under the Previous Credit Agreement.

3. Supplemental Indenture

On November 23, 2009, as contemplated by the terms of the Rural/Metro LLC and Rural/Metro (Delaware) tender offer for the Notes and consent solicitation as detailed in Rural/Metro LLC and Rural/Metro (Delaware)’s offer to purchase and consent solicitation statement and a related letter of transmittal, each dated as of November 6, 2009, the Company entered into a supplemental indenture (the “Supplemental Indenture”), among Rural/Metro LLC, Rural/Metro (Delaware) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), to an indenture, dated as of March 4, 2005 (as amended and supplemented to date, the “Indenture”), among Rural/Metro LLC and Rural/Metro (Delaware), the guarantors named therein and the Trustee. The Supplemental Indenture became operative on December 9, 2009, upon the payment of consideration for all Notes validly tendered pursuant to the tender offer and consent solicitation. A copy of the Supplemental Indenture is filed herewith as Exhibit 4.1 and incorporated by reference herein.

The Supplemental Indenture eliminated substantially all of the restrictive covenants and modified certain events of default contained in the Indenture.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Sections 1 and 2 of Item 1.01 are incorporated by reference to this Item 2.03.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Section 3 of Item 1.01 are incorporated by reference to this Item 3.03.

Item 8.01	Other Events.

On December 9, 2009, Rural/Metro LLC and Rural/Metro (Delaware)’s tender offer to purchase any and all of their outstanding Notes and consent solicitation for consents to certain proposed amendments to the Indenture expired at 5:00 p.m., New York City time, on December 8, 2009 (the “Expiration Date”). Holders of $121 million aggregate principal amount of the outstanding Notes (approximately 96.8%) validly tendered their Notes and validly delivered the requisite consents for the proposed amendments prior to the Expiration Date. A copy of the Company’s press release announcing the expiration of the tender offer is furnished herewith as Exhibit 99.1.

Rural/Metro LLC and Rural/Metro (Delaware) have accepted all validly tendered Notes for payment. Holders of the Notes validly tendered prior to November 20, 2009, the consent date for the tender offer, received the total consideration of $1,074.14 per $1,000 principal amount of the Notes, which includes a consent payment of $20 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest up to, but not including, the Expiration Date. No holders tendered after that date. Rural/Metro LLC and Rural/Metro (Delaware) paid the total consideration on December 9, 2009. All Notes that were tendered have been cancelled. Any remaining outstanding Notes (approximately $4 million) that were not cancelled are subject to the terms of the Supplemental Indenture.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Supplemental Indenture, dated as of November 23, 2009, among Rural/Metro Operating Company, LLC and Rural/Metro (Delaware) Inc., as issuers and Wells Fargo Bank, National Association, as trustee.

10.1	Credit Agreement dated as of December 9, 2009, among Rural/Metro LLC, as borrower, the lenders referred to therein, Royal Bank of Canada, as administrative agent, General Electric Capital Corporation, as syndication agent, and RBC Capital Markets, as sole lead arranger and sole lead bookrunner.

10.2	Letter of Credit Agreement, dated as of December 9, 2009, among Rural/Metro Corporation, as borrower, the lenders referred to therein, JPMorgan Chase, National Association, as administrative agent J.P. Morgan Securities Inc., as sole bookrunner and sole lead arranger.

99.1	Press release, dated December 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURAL/METRO CORPORATION

Date: December 11, 2009	By:	/s/ KRISTINE B. PONCZAK
Kristine B. Ponczak
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Supplemental Indenture, dated as of November 23, 2009, among Rural/Metro Operating Company, LLC and Rural/Metro (Delaware) Inc., as issuers and Wells Fargo Bank, National Association, as trustee.

10.1	Credit Agreement dated as of December 9, 2009, among Rural/Metro LLC, as borrower, the lenders referred to therein, Royal Bank of Canada, as administrative agent, General Electric Capital Corporation, as syndication agent, and RBC Capital Markets, as sole lead arranger and sole lead bookrunner.

10.2	Letter of Credit Agreement, dated as of December 9, 2009, among Rural/Metro Corporation, as borrower, the lenders referred to therein, JPMorgan Chase, National Association, as administrative agent J.P. Morgan Securities Inc., as sole bookrunner and sole lead arranger.

99.1	Press release, dated December 10, 2009.